Exhibit 99.1

News

April 26, 2007	Analyst Contact:	Christy Williamson 918-588-7163
	Media Contact:	Megan Washbourne 918-588-7572

ONEOK Partners Reports Higher First-quarter 2007 Results;

Reaffirms 2007 Guidance

TULSA, Okla. – April 26, 2007 – ONEOK Partners, L.P. (NYSE: OKS) today reported first-quarter 2007 net income of $95.8 million, or $1.00 per unit, compared with net income of $70.5 million, or 67 cents per unit, for the first quarter 2006. Operating income for the first quarter 2007 was $104.4 million compared with $100.2 million for the first quarter 2006.

The partnership also reaffirmed its 2007 net income per unit guidance, announced on March 22, 2007, to be in the range of $3.06 to $3.46 per unit. The partnership’s distributable cash flow is expected to be in the range of $370 million to $404 million, or $3.91 to $4.32 per unit. The average number of units outstanding for 2007 is still expected to be 82.9 million, compared with 73.8 million in 2006.

Cash flow, as measured by earnings before interest, taxes, depreciation and amortization (EBITDA), was $157.2 million for the first quarter 2007, compared with $160.1 million in the first quarter 2006. Distributable cash flow (DCF) for the first quarter 2007 was $116.8 million, or $1.25 per unit, compared with $52.9 million, or $1.05 per unit, in the first quarter 2006.

First-quarter 2007 results reflect increased margins in the partnership’s natural gas liquids segment as a result of higher product price spreads between Mont Belvieu, Texas, and Conway, Kan., as well as volume growth due to both new supply connections and improved natural gas processing economics. These results were partially offset by lower processed volumes in the gathering and processing segment, due to anticipated contract terminations.

“Our performance reflects the continuing growth of our natural gas liquids business,” said John W. Gibson, president and chief executive officer of ONEOK Partners. “Growth in natural gas liquids supply volumes and the need for additional infrastructure have led us to invest further in this important industry sector.

“During the first quarter, we announced two more natural gas liquids pipelines — the Arbuckle and Piceance lateral pipelines — along with expansions to existing natural gas gathering and processing facilities. These investments are part of our $1.5 billion in internally generated growth projects, which will benefit the partnership’s future earnings and cash flow performance,” Gibson added.

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ONEOK Partners Reports Higher First-quarter 2007 Results;

Reaffirms 2007 Guidance

April 26, 2007

Results for 2006 are reported as if the April 2006 transaction in which ONEOK Partners purchased assets from ONEOK had occurred on Jan. 1, 2006.

FIRST-QUARTER 2007 HIGHLIGHTS INCLUDE:

•	Operating income of $104.4 million, compared with $100.2 million in the first quarter last year;
•	Gathering and processing segment operating income of $30.5 million, compared with $46.9 million in the first quarter 2006;
•	Natural gas liquids segment operating income of $32.0 million, compared with $17.1 million in the first quarter 2006;
•	Pipelines and storage segment operating income of $28.1 million, compared with $28.7 million in the first quarter 2006;
•	Interstate natural gas pipelines segment operating income of $12.9 million, compared with $13.1 million in the first quarter 2006;
•	Equity earnings from investments of $24.1 million, compared with $31.6 million in the first quarter 2006;
•	Capital expenditures increasing to $77.9 million, compared with $17.7 in the first quarter 2006, primarily due to internally generated growth activities;
•	Increasing the quarterly distribution twice in 2007 to 99 cents per unit, marking the fifth consecutive quarter to raise the distribution;
•	Announcing the $260 million, 440-mile natural gas liquids Arbuckle Pipeline from southern Oklahoma through northern Texas and continuing on to the Texas Gulf Coast;
•	Announcing a $120 million, 150-mile lateral pipeline from the Piceance Basin to the previously announced Overland Pass Pipeline;
•	A $30 million expansion of the partnership’s largest natural gas processing facility in the Williston Basin that will increase capacity by approximately 60 percent;
•

Doubling the existing gathering pipeline capacity of Fort Union Gas Gathering, L.L.C., in which a ONEOK Partners subsidiary has a 37 percent interest; located in the Powder River Basin, the $110 million project adds 148 miles of new gathering lines and 649 million cubic feet per day (MMcf/d) of additional capacity; and

•

Effective April 1, 2007, transferring operating responsibility of Northern Border Pipeline to an affiliate of TransCanada. In addition, the transition of ONEOK Partners’ functions previously located in Omaha, Neb., to the Tulsa, Okla., headquarters was completed.

FIRST-QUARTER BUSINESS UNIT RESULTS

Gathering and Processing Segment

The gathering and processing segment reported EBITDA of $47.4 million in the first quarter 2007, compared with $63.1 million in the same period a year earlier. Operating income for first quarter 2007 was $30.5 million, compared with $46.9 million for first quarter 2006.

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ONEOK Partners Reports Higher First-quarter 2007 Results;

Reaffirms 2007 Guidance

April 26, 2007

Net margins were $73.4 million, compared with $88.6 million in the same period last year. The $15.2 million margin decrease was primarily the result of $11.2 million in lower realized commodity prices on percent-of-proceeds contracts; $7.0 million from lower volumes processed, primarily due to anticipated contract terminations; $1.0 million in lower volumes caused by weather-related outages in the Mid-Continent; partially offset by $4.1 million in higher gathering fees.

Operating costs for the segment were $34.0 million, an increase of $2.5 million from the same period in 2006, primarily due to increased employee-related expenses.

The following table contains margin information for the periods indicated. NGL shrink, plant fuel and condensate shrink refer to the Btus that are removed from natural gas through the gathering and processing operation.

	Three Months Ended
	March 31,
	2007	2006
Keep-whole
NGL shrink (MMBtu/d)	22,018	40,968
Plant fuel (MMBtu/d)	2,689	5,144
Condensate shrink (MMBtu/d)	2,215	3,403
Condensate sales (Bbl/d)	448	699
Percentage of total net margin	6%	11%
Percent of proceeds
Wellhead purchases (MMBtu/d)	90,636	129,813
NGL sales (Bbl/d)	6,095	6,932
Residue sales (MMBtu/d)	30,294	28,334
Condensate sales (Bbl/d)	1,122	1,093
Percentage of total net margin	61%	62%
Fee-based
Wellhead volumes (MMBtu/d)	1,167,714	1,144,677
Average rate ($/MMBtu)	$0.24	$0.23
Percentage of total net margin	33%	27%

The first-quarter 2007 realized gross processing spread was $3.59 per MMBtu, compared with $3.43 per MMBtu for the same period in 2006. Based on current market conditions, the gross processing spread for the remainder of 2007 is expected to be above the five-year average, which is $2.55 per MMBtu.

The gathering and processing segment is exposed to commodity price risk primarily as a result of revenue from the sale of commodities received in exchange for services. The following table provides gathering and processing hedging information for 2007 and 2008:

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ONEOK Partners Reports Higher First-quarter 2007 Results;

Reaffirms 2007 Guidance

April 26, 2007

	Nine Months Ending
	December 31, 2007
Product	Volumes Hedged			Average Price Per Unit		Volumes Hedged
Commodity Risk
Natural gas liquids (Bbl/d) (a)	2,692			$0.85	($/gallon)	43%
Spread Risk
Gross processing spread (MMBtu/d) (a)	6,391			$2.98	($/MMBtu)	28%
Natural gas liquids (Bbl/d) (a)	1,647	(b	)	$0.79	($/gallon)	24%

(a) Hedged with fixed-price swaps
(b) 5,538 MMBtu/d equivalent

	Year Ending December 31, 2008
Product	Volumes Hedged			Average Price Per Unit		Volumes Hedged
Commodity Risk
Natural gas liquids (Bbl/d) (a)	503			$0.89	($/gallon)	8%
Spread Risk
Natural gas liquids (Bbl/d) (a)	559	(b)		$0.82	($/gallon)	9%

(a) Hedged with fixed-price swaps

(b) 1,796 MMBtu/d equivalent

For 2007, the partnership estimates that a 10 cent per MMBtu increase in the price of natural gas would increase annual net margin by approximately $0.2 million. Also, a 1 cent per gallon increase in the price of natural gas liquids would increase annual net margin by approximately $1.9 million. A $1.00 per barrel increase in the price of crude oil would increase annual net margin by approximately $0.5 million. All these sensitivities exclude the effects of hedging.

Natural Gas Liquids Segment

The natural gas liquids segment reported EBITDA of $37.7 million in the first quarter 2007, compared with $22.4 million in the same period last year. Operating income for first quarter 2007 was $32.0 million compared with $17.1 million in the first quarter 2006.

Net margins increased to $52.1 million, compared with $33.7 million for the same period last year. The increase was primarily the result of $11.3 million in increased margins as a result of higher product price spreads between Mont Belvieu, Texas, and Conway, Kan., wider price spreads between ethane and propane, and increased natural gasoline sales related to ethanol production; $4.7 million in higher margins as a result of new supply connections and improved natural gas processing economics; and $2.3 million in new storage contracts and the acquisition of the Mont Belvieu storage business in the fourth quarter of 2006.

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ONEOK Partners Reports Higher First-quarter 2007 Results;

Reaffirms 2007 Guidance

April 26, 2007

The Conway-to-Mont Belvieu Oil Price Information Service (OPIS) average spread for the first quarter 2007 for ethane/propane mix was 5.7 cents per gallon, compared with 3.5 cents per gallon in the same period last year.

Operating costs increased $3.5 million in the first quarter 2007, compared with first quarter 2006, primarily due to increased employee-related expenses and general taxes, as well as costs associated with operating the Mont Belvieu storage business, which was acquired in the fourth quarter of 2006.

Pipelines and Storage Segment

The pipelines and storage segment reported first quarter 2007 EBITDA of $36.2 million, compared with $36.9 million in the same period last year. Operating income for the first quarter 2007 was $28.1 million, compared with $28.7 million for the first quarter 2006.

Net margins were $54.7 million in the first quarter 2007, compared with $52.1 million in the first quarter of 2006, due primarily to increased margins from the segment’s natural gas liquids gathering and distribution pipelines, which experienced increased volumes gathered and increased volumes transported between Conway, Kan., and Mont Belvieu, Texas.

Operating costs increased $2.1 million, primarily related to increased employee-related expenses and increased general taxes.

Interstate Natural Gas Pipelines Segment

The interstate natural gas pipelines segment reported first-quarter 2007 EBITDA of $34.3 million, compared with $43.0 million for the same period in 2006. Operating income for the first quarter 2007 was $12.9 million, compared with $13.1 million for the first quarter 2006.

Net margins were $23.6 million in the first quarter 2007, compared with $25.6 million in the same period last year, as a result of lower throughput on Midwestern Gas Transmission.

Equity earnings from investments were $18.0 million, compared with $26.1 million in the first quarter 2006. The $8.1 million decrease is due to a reduced interest in Northern Border Pipeline. In April 2006, the partnership completed the sale of a 20 percent partnership interest in Northern Border Pipeline to TC PipeLines, reducing ONEOK Partners’ ownership in the pipeline to 50 percent.

GROWTH ACTIVITIES

The partnership has announced that it will invest more than $1.5 billion in internally generated growth projects over the next three years. The projects include $433 million to build

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ONEOK Partners Reports Higher First-quarter 2007 Results;

Reaffirms 2007 Guidance

April 26, 2007

the Overland Pass Pipeline and another $216 million to make infrastructure upgrades in the partnership’s existing natural gas liquids operations.

Additional investments are being made in the $250 million, 110-mile Guardian Pipeline expansion and extension project, which has a targeted in-service date of November 2008, and in the $41 million, 31-mile Midwestern Gas Transmission extension project, which is expected to be in service in the fourth quarter 2007.

During the first quarter 2007, the partnership announced additional internally generated growth projects that include:

•

A $260 million natural gas liquids pipeline from southern Oklahoma through the Barnett Shale natural gas play in northern Texas and continuing on to the Texas Gulf Coast. The proposed 440-mile Arbuckle Pipeline will originate in Stephens County, Okla., and be designed to initially transport 160,000 barrels per day of raw natural gas liquids for delivery to Mont Belvieu, Texas, market center. The proposed pipeline will interconnect with ONEOK Partners’ existing fractionation facility at Mont Belvieu and with other Gulf Coast-area fractionators. Construction on the 12- and 16-inch pipeline is currently expected to be complete by early 2009.

•

Overland Pass Pipeline Company, L.L.C., a joint venture with Williams, plans to build a $120 million natural gas liquids pipeline lateral connecting the growing Piceance Basin in northwestern Colorado with the previously announced Overland Pass Pipeline. The 150-mile lateral pipeline is designed to transport as much as 100,000 barrels per day of raw natural gas liquids from the Piceance Basin to the 750-mile Overland Pass Pipeline, which will extend from Opal, Wyo., to the Mid-Continent natural gas liquids hub in Conway, Kan. The proposed pipeline lateral will transport liquids from an existing Williams natural gas processing plant and a new processing plant that Williams plans to build and operate in the Piceance Basin. Construction on the 14-inch lateral pipeline is currently expected to begin in the summer of 2008 with start-up scheduled for early 2009.

•

A $30 million expansion to its Grasslands natural gas processing facility in McKenzie County, N.D., that will increase capacity by approximately 60 percent. The Grasslands processing facility, the partnership’s largest natural gas processing plant in the Williston Basin, is owned and operated by ONEOK Partners’ wholly owned subsidiary Bear Paw Energy, L.L.C. The plant expansion, which is already under way, will increase natural gas processing capacity to approximately 100 million cubic feet per day (MMcf/d) from its current capacity of approximately 63 MMcf/d. As part of the project, the plant’s fractionation equipment will be expanded, increasing fractionating capacity by 65 percent. The additions will come on line in phases starting in the summer of 2007 through the first quarter of 2008.

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ONEOK Partners Reports Higher First-quarter 2007 Results;

Reaffirms 2007 Guidance

April 26, 2007

•

Fort Union Gas Gathering, L.L.C. doubled its existing gathering pipeline capacity by adding 148 miles of new gathering lines and 649 million cubic feet per day (MMcf/d) of additional capacity. ONEOK Partners’ subsidiary, Crestone Powder River, L.L.C., has a 37 percent interest in Fort Union Gas Gathering, L.L.C. The Fort Union Gas gathering system is located in the Powder River basin and gathers coal bed methane gas from wells in northeast Wyoming. The $110 million expansion will be project financed within the Fort Union Gas Gathering partnership and is currently expected to occur in two phases: 240 MMcf/d by the fourth quarter of 2007 and 409 MMcf/d by the first quarter of 2008.

DISTRIBUTION DECLARATION

On April 17, 2007, the board of directors of ONEOK Partners, L.P. declared an increase in the partnership’s quarterly cash distribution to 99 cents per unit for the first quarter of 2007. The indicated annual rate is $3.96 per unit. The distribution is payable May 14, 2007, to unitholders of record on April 30, 2007. This is the fifth consecutive quarter in which an increase has been declared.

SPECIAL MEETING AND PROXY VOTE

On March 29, 2007, ONEOK Partners, L.P. announced that the proposal to permit the conversion of the Class B units held by ONEOK, Inc. into common units has been approved by the required majority of common unitholders. The partnership also announced that it had adjourned its special meeting of common unitholders until 10 a.m. Central Daylight Time on May 10, 2007, when the meeting will reconvene.

The adjournment is designed to give unitholders additional time to submit their proxy on the proposal to amend the ONEOK Partners’ partnership agreement, which requires the approval of at least two-thirds of the outstanding common units, excluding the common units and Class B units held by ONEOK, Inc. and its affiliates.

ONEOK Partners has filed a proxy statement and other documents with the Securities and Exchange Commission. Investors are urged to read carefully the proxy statement because it contains important information regarding the amendment proposal. A copy of the proxy statement can be obtained without charge, by contacting D.F. King & Co., Inc., which is assisting ONEOK Partners, toll-free at 1-800-549-6746.

ONEOK Partners unitholders who have questions regarding the proposal or need assistance voting their common units should contact D.F. King & Co., which is acting as information agent for ONEOK Partners, as follows:

D.F. King & Co., Inc.

48 Wall Street

New York, New York 10005

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ONEOK Partners Reports Higher First-quarter 2007 Results;

Reaffirms 2007 Guidance

April 26, 2007

Toll-Free: 1-800-549-6746

Call Collect: 1-212-269-5550

CONFERENCE CALL AND WEBCAST

ONEOK Partners and ONEOK management will conduct a joint conference call on Friday, April 27, 2007, at 11 a.m. Eastern Daylight Time (10 a.m. Central Daylight Time). The call will also be carried live on ONEOK Partners’ and ONEOK’s Web sites.

To participate in the telephone conference call, dial 866-837-9782, pass code 1065012, or log on to www.oneokpartners.com or www.oneok.com.

If you are unable to participate in the conference call or the webcast, the replay will be available on ONEOK Partners’ Web site, www.oneokpartners.com, and ONEOK’s Web site, www.oneok.com, for 30 days. A recording will be available by phone for seven days. The playback call may be accessed at 866-837-8032, pass code 696102.

NON-GAAP FINANCIAL MEASURES

The partnership has disclosed in this news release EBITDA and DCF amounts that are non-GAAP financial measures. Management believes EBITDA and DCF provide useful information to investors as a measure of comparison with peer companies. However, these calculations may vary from company to company, so the partnership’s computations may not be comparable with those of other companies. DCF is not necessarily the same as available cash as defined in the Partnership Agreements. Management further uses EBITDA to compare the financial performance of its segments and to internally manage those business segments. Reconciliations of EBITDA to operating income, and computations of DCF are included in the financial tables attached to this release.

ONEOK Partners, L.P. (NYSE: OKS) is one of the largest publicly traded limited partnerships, and is a leader in the gathering, processing, storage and transportation of natural gas in the U.S. and owns one of the nation’s premier natural gas liquids (NGL) systems, connecting much of the natural gas and NGL supply in the Mid-Continent with key market centers. Its general partner is ONEOK, Inc. (NYSE: OKE), a diversified energy company, which owns 45.7 percent of the overall partnership interest. ONEOK is one of the largest natural gas distributors in the United States, and its energy services operation focuses primarily on marketing natural gas and related services throughout the U.S.

For more information, visit the Web sites at www.oneokpartners.com or www.oneok.com.

Some of the statements contained and incorporated in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements relate to our anticipated financial performance, management’s plans and objectives for our future operations, our business prospects, the outcome of regulatory and legal proceedings, market conditions and other matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements in certain circumstances. The following discussion is intended to identify important factors that could cause future outcomes to differ materially from those set forth in the forward-looking statements.

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ONEOK Partners Reports Higher First-quarter 2007 Results;

Reaffirms 2007 Guidance

April 26, 2007

Forward-looking statements include the items identified in the preceding paragraph, the information concerning possible or assumed future results of our operations and other statements contained or incorporated in this news release identified by words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “should,” “goal,” “forecast” or other similar phrases.

You should not place undue reliance on forward-looking statements. Known and unknown risks, uncertainties and other factors may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by forward-looking statements. Those factors may affect our operations, markets, products, services and prices. In addition to any assumptions and other factors referred to specifically in connection with the forward-looking statements, factors that could cause our actual results to differ materially from those contemplated in any forward-looking statement include, among others, the following:

•	the effects of weather and other natural phenomena on our operations, demand for our services and energy prices;
•	competition from other United States and Canadian energy suppliers and transporters as well as alternative forms of energy;
•	the timing and extent of changes in commodity prices for natural gas, NGLs, electricity and crude oil;
•

impact on drilling and production by factors beyond our control, including the demand for natural gas and refinery-grade crude oil; producers’ desire and ability to obtain necessary permits; reserve performance; and capacity constraints on the pipelines that transport crude oil, natural gas and NGLs from producing areas and our facilities;

•	risks of trading and hedging activities as a result of changes in energy prices or the financial condition of our counterparties;
•	the timely receipt of approval by applicable governmental entities for construction and operation of our pipeline and other projects and required regulatory clearances;
•

our ability to acquire all necessary rights-of-way permits and consents in a timely manner, to promptly obtain all necessary materials and supplies required for construction, and to construct pipelines without labor or contractor problems;

•	our ability to control construction costs and completion schedules of our pipeline projects and other projects;
•	the ability to market pipeline capacity on favorable terms;
•	risks associated with adequate supply to our gathering, processing, fractionation and pipeline facilities, including production declines which outpace new drilling;
•	the mechanical integrity of facilities operated;
•	the effects of changes in governmental policies and regulatory actions, including changes with respect to income and other taxes, environmental compliance, authorized rates or recovery of gas costs;
•

the results of administrative proceedings and litigation, regulatory actions and receipt of expected clearances involving regulatory authorities or any other local, state or federal regulatory body, including the FERC;

•	actions by rating agencies concerning our credit ratings;
•	the impact of unforeseen changes in interest rates, equity markets, inflation rates, economic recession and other external factors over which we have no control;
•	our ability to access capital at competitive rates or on terms acceptable to us;
•	demand for our services in the proximity of our facilities;
•	the profitability of assets or businesses acquired by us;
•	the risk that material weaknesses or significant deficiencies in our internal control over financial reporting could emerge or that minor problems could become significant;
•	the impact and outcome of pending and future litigation;
•	our ability to successfully integrate the operations of the assets acquired from ONEOK with our current operations;
•	our ability to successfully transfer administrative functions of our interstate pipelines segment from Omaha to Tulsa;
•	performance of contractual obligations by our customers;
•	the uncertainty of estimates, including accruals;
•	our ability to control operating costs; and

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ONEOK Partners Reports Higher First-quarter 2007 Results;

Reaffirms 2007 Guidance

April 26, 2007

•	acts of nature, sabotage, terrorism or other similar acts that cause damage to our facilities or our suppliers’ or shippers’ facilities.

These factors are not necessarily all of the important factors that could cause actual results to differ materially from those expressed in any of our forward-looking statements. Other factors could also have material adverse effects on our future results. These and other risks are described in greater detail under Part I, Item 1A, “Risk Factors,” in our Annual Report on Form 10-K for the year ended December 31, 2006, available on the ONEOK Partners’ Web site. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these factors. Other than as required under securities laws, we undertake no obligation to update publicly any forward-looking statement whether as a result of new information, subsequent events or change in circumstances, expectations or otherwise.

Other factors and assumptions not identified above were also involved in the making of the forward-looking statements. The failure of those assumptions to be realized, as well as other factors, may also cause actual results to differ materially from those projected. We have no obligation and make no undertaking to update publicly or revise any forward-looking information. OKS-FE

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ONEOK Partners Reports Higher First-quarter 2007 Results;

Reaffirms 2007 Guidance

April 26, 2007

ONEOK Partners, L.P. and Subsidiaries

CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended March 31,
(Unaudited)	2007	2006
(Thousands of dollars, except per unit amounts)
Revenues
Operating revenue	$1,161,472	$1,169,830
Cost of sales and fuel	956,325	968,135

Net Margin	205,147	201,695

Operating Expenses
Operations and maintenance	66,453	68,579
Depreciation and amortization	27,513	27,470
Taxes other than income	9,008	6,777

Total Operating Expenses	102,974	102,826

Gain on Sale of Assets	2,203	1,305

Operating Income	104,376	100,174

Interest expense, net	32,300	36,434

Other income (expense):
Equity earnings from investments	24,055	31,641
Other income	2,800	1,086
Other expense	(213)	(150)

Total Other Income, net	26,642	32,577

Minority interests in income of consolidated subsidiaries	85	1,619

Income before income taxes	98,633	94,698
Income taxes	2,877	24,194

Net Income	$95,756	$70,504

Limited partners’ interest in net income:
Net income	$95,756	$70,504
General partners’ interest in net income	13,278	39,640

Limited Partners’ Interest in Net Income	$82,478	$30,864

Limited partners’ per unit net income:
Net income per unit	$1.00	$0.67

Number of Units Used in Computation (Thousands)	82,891	46,397

Supplemental Information:
EBITDA (1)	$157,194	$160,093
Distributable cash flow (2)	$116,792	$52,936
Distributable cash flow per unit	$1.25	$1.05

(1)	EBITDA is computed from net income plus minority interest, interest expense (net), income taxes, and depreciation and amortization; less equity AFUDC.
(2)	Distributable cash flow is computed from EBITDA less interest expense (net), maintenance capital expenditures, equity earnings, gain on sale of assets, distributions to minority interests and current income taxes; plus distributions received from equity investments.

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ONEOK Partners Reports Higher First-quarter 2007 Results;

Reaffirms 2007 Guidance

April 26, 2007

ONEOK Partners, L.P. and Subsidiaries

CONSOLIDATED BALANCE SHEETS

(Unaudited)	March 31, 2007	December 31, 2006
	(Thousands of dollars)
Assets

Current Assets
Cash and cash equivalents	$93,020	$21,102
Accounts receivable, net	312,299	298,602
Related party receivables	62,827	88,572
Gas and natural gas liquids in storage	182,549	198,141
Commodity exchanges and imbalances	67,514	53,433
Other	24,540	33,388

Total Current Assets	742,749	693,238

Property, Plant and Equipment
Property, plant and equipment	3,500,225	3,424,452
Accumulated depreciation and amortization	686,378	660,804

Net Property, Plant and Equipment	2,813,847	2,763,648

Investments and Other Assets
Investment in unconsolidated affiliates	746,383	748,879
Goodwill and intangible assets	687,834	689,751
Other	27,185	26,201

Total Investments and Other Assets	1,461,402	1,464,831

Total Assets	$5,017,998	$4,921,717

Liabilities and Partners’ Equity

Current Liabilities
Current maturities of long-term debt	$11,931	$11,931
Notes payable	—	6,000
Accounts payable	447,106	361,967
Related party payables	7,368	25,737
Commodity exchanges and imbalances	182,904	175,927
Accrued interest	55,316	29,366
Other	63,735	60,105

Total Current Liabilities	768,360	671,033

Long-term Debt, net of current maturities	2,019,502	2,019,598

Minority Interests in Consolidated Subsidiaries	5,691	5,606

Deferred Credits and Other Liabilities	37,599	36,818

Commitments and Contingencies	—	—

Partners’ Equity
General partner	55,209	54,373
Common units: 46,397,214 units issued and outstanding at March 31, 2007, and December 31, 2006	804,294	803,599
Class B units: 36,494,126 units issued and outstanding at March 31, 2007, and December 31, 2006	1,332,796	1,332,276
Accumulated other comprehensive loss	(5,453)	(1,586)

Total Partners’ Equity	2,186,846	2,188,662

Total Liabilities and Partners’ Equity	$5,017,998	$4,921,717

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ONEOK Partners Reports Higher First-quarter 2007 Results;

Reaffirms 2007 Guidance

April 26, 2007

ONEOK Partners, L.P. and Subsidiaries

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended March 31,
(Unaudited)	2007	2006
	(Thousands of dollars)

Operating Activities
Net income	$95,756	$70,504
Depreciation and amortization	27,513	27,470
Minority interests in income of consolidated subsidiaries	85	1,619
Equity earnings from investments	(24,055)	(31,641)
Distributions received from unconsolidated affiliates	26,455	40,708
Gain on sale of assets	(2,203)	(1,305)
Changes in assets and liabilities (net of acquisition and disposition effects):
Accounts receivable	12,048	61,725
Inventories	14,460	41,469
Accounts payable and other current liabilities	66,770	55,598
Commodity exchanges	(7,104)	(26,070)
Accrued taxes other than income	(2,645)	(10,344)
Accrued interest	25,950	1,431
Derivative financial instruments	1,410	(3,036)
Other	11,474	7,038

Cash Provided by Operating Activities	245,914	235,166

Investing Activities
Change in investments in unconsolidated affiliates	(141)	(5,713)
Proceeds from sale of assets	3,707	316
Capital expenditures	(77,857)	(17,657)
Increase in cash and cash equivalents for previously unconsolidated subsidiaries	—	7,496
Decrease in cash and cash equivalents for previously consolidated subsidiaries	—	(22,039)

Cash Used in Investing Activities	(74,291)	(37,597)

Financing Activities
Cash distributions:
General and limited partners	(93,675)	(39,906)
Minority interests	—	(147)
Cash flow retained by ONEOK	—	(176,940)
Short term financing borrowings	—	237,000
Short term financing payments	(6,000)	(211,000)
Debt reacquisition costs	—	(3,628)
Issuance of long-term debt	—	211,000
Retirement of long-term debt	—	(243,030)
Other	(30)	(179)

Cash Used in Financing Activities	(99,705)	(226,830)

Change in Cash and Cash Equivalents	71,918	(29,261)
Cash and Cash Equivalents at Beginning of Period	21,102	43,090

Cash and Cash Equivalents at End of Period	$93,020	$13,829

Supplemental Cash Flow Information: Cash Paid for interest, net of amount capitalized	$8,710	$9,220

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ONEOK Partners Reports Higher First-quarter 2007 Results;

Reaffirms 2007 Guidance

April 26, 2007

ONEOK Partners, L.P. and Subsidiaries

INFORMATION AT A GLANCE

	Quarters Ended March 31,
(Unaudited)	2007	2006
(Millions of dollars, except per unit amounts)

Gathering and Processing
Net margin	$73.4	$88.6
Operating costs	$34.0	$31.5
Depreciation and amortization	$11.1	$10.6
Operating income	$30.5	$46.9
Total gas gathered (BBtu/d)	1,168	1,145
Total gas processed (BBtu/d)	609	931
Natural gas liquids sales (MBbl/d)	37	41
Natural gas liquids produced (MBbl/d)	39	51
Natural gas sales (BBtu/d)	268	308
Realized composite NGL sales price ($/gallon)	$0.82	$0.87
Realized condensate sales price ($/Bbl)	$56.53	$57.67
Realized natural gas sales price ($/MMBtu)	$6.58	$7.99
Realized gross processing spread ($/MMBtu)	$3.59	$3.43
Capital expenditures – growth	$15.2	$5.2
Capital expenditures – maintenance	$2.7	$2.6

Natural Gas Liquids
Net margin	$52.1	$33.7
Operating costs	$14.7	$11.2
Depreciation and amortization	$5.3	$5.4
Operating income	$32.0	$17.1
Natural gas liquids gathered (MBbl/d)	210	193
Natural gas liquids sales (MBbl/d)	220	208
Natural gas liquids fractionated (MBbl/d)	319	281
Capital expenditures – growth	$4.8	$0.9
Capital expenditures – maintenance	$2.7	$2.1

Pipelines and Storage
Net margin	$54.7	$52.1
Operating costs	$18.9	$16.8
Depreciation and amortization	$7.8	$7.6
Operating income	$28.1	$28.7
Natural gas transported (MMcf/d)	1,571	1,473
Natural gas liquids transported (MBbl/d)	205	193
Natural gas liquids gathered (MBbl/d)	71	55
Capital expenditures – growth	$34.5	$2.3
Capital expenditures – maintenance	$1.3	$1.3
Average natural gas price Mid-continent region ($/MMBtu)	$6.29	$7.23

Interstate Natural Gas Pipelines
Net margin	$23.6	$25.6
Operating costs	$7.4	$8.7
Depreciation and amortization	$3.3	$3.7
Operating income	$12.9	$13.1
Equity earnings from investments	$18.0	$26.1
Natural gas transported (MMcf/d)	1,028	1,051
Natural gas average throughput (MMcf/d)	1,040	1,065
Capital expenditures – growth	$16.6	$2.5
Capital expenditures – maintenance	$0.2	$0.5

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ONEOK Partners Reports Higher First-quarter 2007 Results;

Reaffirms 2007 Guidance

April 26, 2007

ONEOK Partners, L.P. and Subsidiaries

RECONCILIATION OF EBITDA NON-GAAP FINANCIAL MEASURES

	Quarters Ended
	March 31,
(Unaudited)	2007	2006
	(Thousands of dollars)
Reconciliation of Net Income to EBITDA
Net income	$95,756	$70,504
Minority interests	85	1,619
Interest expense, net	32,300	36,434
Depreciation and amortization	27,513	27,470
Income taxes	2,877	24,194
Equity AFUDC	(1,337)	(128)

EBITDA	$157,194	$160,093

Gathering and Processing Reconciliation of Operating Income to EBITDA
Operating income	$30,452	$46,852
Depreciation and amortization	11,122	10,567
Equity earnings from investments	5,608	5,422
Other income (expense)	243	274

EBITDA	$47,425	$63,115

Natural Gas Liquids Reconciliation of Operating Income to EBITDA
Operating income	$31,998	$17,125
Depreciation and amortization	5,332	5,399
Equity earnings from investments	279	(172)
Other income (expense)	41	35

EBITDA	$37,650	$22,387

Pipelines and Storage Reconciliation of Operating Income to EBITDA
Operating income	$28,063	$28,741
Depreciation and amortization	7,777	7,583
Equity earnings from investments	128	244
Other income (expense)	1,108	322
Equity AFUDC	(904)	—

EBITDA	$36,172	$36,890

Interstate Natural Gas Pipelines Reconciliation of Operating Income to EBITDA
Operating income	$12,934	$13,067
Depreciation and amortization	3,255	3,749
Equity earnings from investments	18,040	26,147
Other income (expense)	494	175
Equity AFUDC	(433)	(128)

EBITDA	$34,290	$43,010

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ONEOK Partners Reports Higher First-quarter 2007 Results;

Reaffirms 2007 Guidance

April 26, 2007

ONEOK Partners, L.P. and Subsidiaries

RECONCILIATION OF DISTRIBUTABLE CASH FLOW NON-GAAP FINANCIAL MEASURES

	Quarters Ended March 31,
(Unaudited)	2007	2006
(Thousands of dollars, except per unit amounts)
Reconciliation of EBITDA to Distributable Cash Flow
EBITDA	$157,194	$160,093
Gain on sale of assets	(2,203)	(1,305)
Interest expense, net	(32,300)	(36,434)
Maintenance capital	(6,825)	(6,955)
Distributions to minority interest	—	(147)
Equity earnings from investments	(24,055)	(31,641)
Distributions received from investments	26,455	40,708
Distributable cash flow to ONEOK for partial year ownership	—	(85,817)
Current income tax expense and other	(1,474)	14,434

Distributable Cash Flow	$116,792	$52,936

General Partners’ Interest in Distributable Cash Flow	(13,270)	(4,025)

Distributable Cash Flow to Limited Partners	$103,522	$48,911

Distributable Cash Flow per Limited Partner Unit	$1.25	$1.05

Average Units Outstanding	82,891	46,397